Exhibit 5.2

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

November 6, 2025

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

28660 Boadilla del Monte, Madrid, Spain

Ladies and Gentlemen:

Banco Santander, S.A., a sociedad anónima incorporated under the laws of The Kingdom of Spain (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File No. 333-271955) (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including: (i) $1,250,000,000 aggregate principal amount of the Company’s 4.551% Senior Non Preferred Fixed Rate Notes due 2030 (the “2030 Fixed Rate Notes”); (ii) $300,000,000 aggregate principal amount of the Company’s Senior Non Preferred Floating Rate Notes due 2030 (the “2030 Floating Rate Notes”); and (iii) $1,250,000,000 aggregate principal amount of the Company’s 5.127% Senior Non Preferred Fixed Rate Notes due 2035 (the “2035 Fixed Rate Notes” and, together with the 2030 Fixed Rate Notes and 2030 Floating Rate Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the senior non preferred debt securities indenture dated as of March 14, 2024 (the “Base Indenture”), between the Company and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the third supplemental indenture dated as of the date hereof, among the Company, The Bank of New York Mellon, London Branch, as trustee, principal paying agent and calculation agent, and The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Securities are to be sold pursuant to the underwriting agreement dated October 30, 2025 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, assuming that the Securities have been duly authorized, executed and delivered by the Company insofar as Spanish law is concerned, the Securities (other than the terms thereof expressed to be governed by Spanish law, as to which we express no opinion), when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the

Banco Santander, S.A.

Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation under the laws of Spain. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto, except to the extent expressly covered above with respect to the Company. We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion as to (i) the provisions in the Documents relating to bail-in, (ii) any provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (iii) the effectiveness of any service of process made other than in accordance with applicable law, (iv) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (v) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as the foregoing opinion involves matters governed by Spanish law, we have relied, without independent inquiry or investigation, on the opinion of Uría Menéndez Abogados, S.L.P., special legal counsel in Spain for the Company, dated as of November 6, 2025, to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Opinions” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

November 6, 2025	2